Limited Power of Attorney

I, Filippo Passerini, with an address of One Procter & Gamble Plaza, Cincinnati, Ohio, hereby grant this Power of Attorney to each of the following persons: Jamie M. Herald, Tamara A. Miller, Adam Newton, Joseph A. Stegbauer, and Chris B. Walther; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf:
complete, sign, and submit all documents required by the Securities and Exchange Commission (the Commission) under sub-section 16(a) of the Securities Exchange Act of 1934
(15 U.S.C. 78p(a)) and rules promulgated by the Commission under and in enforcement of that sub-section.

Any powers not specifically mentioned herein shall not be given.

This power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I sign this Power of Attorney on the date below written.



Date: 	11/08/04	/s/ Filippo Passerini
  			Filippo Passerini



Witness:  /s/ Connie Cole	Witness: /s/ Donna D. Quinn



STATE OF OHIO		)
				) ss:
COUNTY OF HAMILTON	)

On 11/08/04 before me, personally appeared Filippo Passerini, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he/she executed the same.


/s/ Donna D. Quinn
Notary Public